Exhibit 4.5

THE HANOVER INSURANCE GROUP, INC.

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 30, 2009

to

Indenture Dated as of February 3, 1997

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee

JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of July 30, 2009, between The Hanover Insurance Group, Inc. (formerly Allmerica Financial Corporation), a Delaware corporation (the “Company”), and HSBC Bank USA, National Association (successor-in-interest to The Chase Manhattan Bank), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of February 3, 1997 (the “Indenture”), relating to the Company’s Series B 8.207% Junior Subordinated Deferrable Interest Debentures due February 3, 2027 (the “Series B Securities”);

WHEREAS, simultaneously with the execution hereof, the AFC Capital Trust I (the “Trust”) is being liquidated and the Series B Securities are being distributed in exchange for the Trust’s 8.207% Series B Capital Securities (the “Capital Securities”);

WHEREAS, Sections 2.07(a) and 9.01(g) of the Indenture provide, among other things, that upon any distribution of Securities following a Dissolution Event, the Company and the Trustee shall, without the consent of the Securityholders, enter into a supplemental indenture to provide for transfer restrictions and procedures with respect to the Securities substantially similar to those contained in the Declaration to the extent applicable in the circumstances existing at such time, and to make provision for transfer procedures, certification, book-entry provisions and all other matters otherwise necessary, desirable or appropriate in connection with the issuance of Securities to the holders of Capital Securities in the event of a distribution of Securities by the Trust following a Dissolution Event;

WHEREAS, all action on the part of the Company necessary to make this First Supplemental Indenture a valid agreement of the Company has been duly taken;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.01 Amendment of Section 2.07.

Section 2.07 of the Indenture is hereby amended by adding the following Sections immediately following Section 2.07(c):

(d) Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the office or agency of the Company maintained for the purpose pursuant to Section 3.02 of the Indenture:

(x) to register the transfer of such Definitive Securities; or

(y) to exchange such Definitive Securities for an equal principal amount of Definitive Securities,

the Security registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security registrar duly executed, by the holder thereof or his attorney duly authorized in writing.

(e) Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Company and the Trustee, together with written instructions from the Company and the holder of the Definitive Security directing the Trustee to make, and/or to direct the Depositary to make, an adjustment on its books and records with respect to the appropriate Global Security to reflect an increase in the aggregate amount of the Securities represented by such Global Security, the Trustee shall cancel such Definitive Security and cause, and/or direct the Depositary to cause, the aggregate amount of Securities represented by the appropriate Global Security to be increased accordingly. If no Global Securities are then outstanding, the Company shall execute an appropriate principal amount of Securities in global form and deliver the same to the Trustee for authentication and delivery in accordance with this Indenture.

(f) Transfer and Exchange of Global Securities. Subject to Section 2.07(g), the transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.

(g) Transfer of a Beneficial Interest in a Global Security for a Definitive Security.

(x) Any Person having a beneficial interest in a Global Security may upon request, but only upon 20 days prior notice to the Trustee and only if accompanied by the information specified below, exchange such beneficial interest for a Definitive Security representing an equal principal amount of Securities. Upon receipt by the Trustee of (A) from the Depositary or its nominee on behalf of any Person having a beneficial interest in a Global Security, written instructions or such other form of instructions as is customary for the Depositary or the Person designated by the Depositary as having such a beneficial interest in a Global Security, (B) a written direction from the Company and (C) a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the holder thereof or his attorney duly authorized in writing, which may be submitted by facsimile, then the Trustee will cause the aggregate principal amount of Securities represented by Global Securities to be reduced on its books and records and, following such reduction, the Company will execute a Definitive Security and deliver the same to the Trustee for authentication and delivery to the transferee in accordance with this Indenture.

(y) Definitive Securities issued in exchange for a beneficial interest in a Global Security pursuant to this Section 2.07(g) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee in writing. The Trustee shall deliver such Securities to the Persons in whose names such Securities are so registered in accordance with such instructions of the Depositary.

(h) Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities to the extent permitted by this Indenture or redeemed, repurchased or canceled in accordance with the terms of this Indenture, such Global Security shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee with respect to such Global Security, by the Trustee or any Securities registrar, to reflect such reduction.

(i) No Obligation of the Trustee.

(x) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant in the Depositary, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Securityholders and all payments to be made to Securityholders under the Securities shall be given or made only to or upon the order of the registered Securityholders (which shall be the Depositary or its nominee in the case of a Global Security). The Trustee may conclusively rely and shall be fully protected in relying upon information furnished by the Depositary or any agent thereof with respect to its participants and any beneficial owners.

(y) The Trustee and Security registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among participants in the Depositary or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE II

MISCELLANEOUS

Section 2.01 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, the required or deemed provision shall control.

Section 2.02 Certain Terms Defined in the Indenture.

All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture.

Section 2.03 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.04 Counterparts.

This First Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.05 Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.06 Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 2.07 Ratification and Confirmation.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this First Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE HANOVER INSURANCE GROUP, INC.

By:
Name:	Eugene M. Bullis
Title:	Executive Vice President and Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

[First Supplemental Indenture]